Exhibit 10.29

Albert E. Smith Vice Chairman

November 14, 2005

Li-San Hwang

Chairman

Tetra Tech, Inc.

3475 E. Foothill Boulevard

Pasadena, California 91107

Dear Li-San:

On behalf of the Board of Directors, I want to thank you for your invaluable service to Tetra Tech as its Chairman and Chief Executive Officer since the formation of the Company. We are pleased that you have agreed to serve as Chairman until the 2006 Annual Meeting of Stockholders and that you will remain an employee and provide services to the Company on an as-needed basis. The following sets forth the terms of your arrangement with the Company, as approved by the Board of Directors today:

•                  Title. You have been granted the honorary title of Chairman Emeritus of Tetra Tech, Inc. for life.

•                  Retainer. As a retainer for your services, the Company will make a one-time payment to you in the amount of your base salary of $500,000. One-half of the payment will be made following your retirement as Chairman at the 2006 Annual Meeting of Stockholders, scheduled for March 6, 2006, and the balance will be paid on the first anniversary of the initial payment.

•                  Stock Options. As an employee, your stock options will continue to vest in accordance with their terms.

•                  Medical Coverage. The Company will provide post-retirement medical coverage for you and your wife.

3475 East Foothill Boulevard, Pasadena, CA 91107

Tel 626.470.2470 Fax 626.470.2670

•                  Auto Lease. The Company will continue to make payments on the lease for your automobile until the expiration of the lease term in November 2008.

Please indicate your agreement with and acceptance of the terms of this letter by signing a copy in the space provided below and returning it to me at your earliest convenience. We look forward to your continuing contributions to Tetra Tech’s growth and success.

Sincerely,

/s/ Albert E. Smith
Albert E. Smith
Vice Chairman

ACCEPTED AND AGREED:

/s/ Li-San Hwang	Dec. 6, 2005
Li-San Hwang	Date